Exhibit 99.1

COTELLIGENT APPOINTS WALL STREET VETEREN PAUL D. FRANKEL TO BOARD OF DIRECTORS

San Francisco, CA. – April 27th, 2005 Cotelligent, Inc. (OTCBB: CGZT) announced today that Paul D. Frankel has joined it’s Board of Directors. Mr. Frankel is currently a Partner and Managing Director at Van Der Moolen Specialists USA, the fourth largest specialist firm on the New York Stock Exchange (NYSE), trading more than 400 listed securities. Mr. Frankel has been a member of the NYSE since 1979. In June 2000, Mr. Frankel merged his specialist firm along with his partners, Fagenson, Frankel and Streicher LLC with Van Der Moolen.

“Mr. Frankel is a very experienced financial executive who understands the public markets and also understands the responsibilities of a public company director” said James Lavelle, Cotelligent’s Chairman and CEO. “We’re looking forward to having the benefit of Paul’s judgment, knowledge and experience on our Company’s Board of Directors.”

Prior to becoming a member of the NYSE, Mr. Frankel was a partner and director of the John Weber Gallery in New York City. He was also owner of Paul David Press, an art publishing house that published works by Sol LeWitt, Robert Mangold, Chryssa, Yaacov Agam and Robert Indiana.

Mr. Frankel currently serves on the Board of Directors of the Jacob Burns Film Center, an independent film and literacy educational center located in Westchester County New York. He is also on the Board of Variety the Children’s Charity and a number of other civic, social and community organizations in New York.

About Cotelligent, Inc.

Cotelligent, Inc. (www.cotelligent.com) creates customized business solutions that enhance existing applications, integrate disparate systems and extend our client’s current environment with mobile and Web technologies. Cotelligent develops solutions on a proven foundation of reusable design components and patterns that give clients greater flexibility and agility for future requirements. We create solutions that precisely fit each of our client’s needs and improve productivity with the shortest possible implementation time. Our exclusive architecture, consultative and collaborative approach has helped our clients reduce costs and implementation time by as much at 50%. Cotelligent clients include automotive, distribution and consumer package goods industry leaders.

About Watchit Media, Inc.

Watchit Media, Inc. is a leader in producing and delivering high-impact dynamic digital television programs through their Private Video Network™ that entertain, inform, educate and influence its audiences. The internet technology infrastructure of Watchit Media coupled with more than 12 years industry experience gives our customers a highly reliable, cost-effective, powerful visual experience that differentiates Watchit. In addition, the easy-to-use, Web-based applications of Watchit Media, such as Manageit™, Makeit™ and Scheduleit™, allow clients to create, manage, update and schedule their own advertising in a matter of minutes, then, via IP and broadband, produce the content directly to their Private Video Network.

Company Contact:

Amelia Kegley

Marketing Communications Specialist

Watchit Media, Inc.

4325 Industrial Rd., Suite 350

Las Vegas, NV 89103

Office: 702.740.1719

Cell: 702.419.2868

akegley@watchitmedia.com